Exhibit 4.88

Project of Building B3, Block B, Electronics

Zone IT Industrial Park

Cooperation Agreement

September 18, 2023

Beijing

The Cooperation Agreement for Project of Building B3, Block B, Electronics Zone IT Industrial Park (hereinafter referred to as “the Agreement”) is signed by the following parties on September 18, 2023 (hereinafter referred to as “Signing Date”) in Chaoyang District, Beijing, China:

Party A: Beijing Electronics Zone Co., Ltd.

Address: 14/F, Building 5, Yard 6, Jiuxianqiao Road, Chaoyang District, Beijing

Postal code: 100015

Business license registration No.: [******]

Legal representative or person in charge: Zhao Xuan  Tel.: [******]

Party B: Beijing Leguanxing Information Technology Co., Ltd.

Address: 20/F, Building 2B, Wangjing SOHO, Futong East Street, Chaoyang District, Beijing

Postal code: 100102

Business license registration No.: [******]

Legal representative or person in charge: Zhang Sichuan  Tel.: [******]

Party C: Beijing Momo Information Technology Co., Ltd.

Address: 232005, 20/F, Building 6, Yard 1, Futong East Street, Chaoyang District, Beijing

Postal code: 100102

Business license registration No.: [******]

Legal representative or person in charge: Tang Yan  Tel.: [******]

In the Agreement, Party A and Party B are collectively referred to as “both Parties”; Party A, Party B and Party C are collectively referred to as “the Parties” and individually referred to as “a Party” or “either Party”.

Whereas:

1. Party A is authorized by the People’s Government of Beijing Municipality and the Chaoyang District People’s Government to be responsible for the transformation of the old industrial base in Electronics Zone and the construction of the East Zone of Zhongguancun Science Park Chaoyang Park and the implementation of investment promotion and capital attraction according to relevant government documents.

2. The key industrial project of Zhongguancun Science Park Chaoyang Park developed and constructed by Party A, “Zhongguancun Electronics Zone IT Industrial Park”, has been under construction. Among them, the Block B of the Electronics Zone IT Industrial Park has obtained the Certificate for the Use of State-owned Land [JGY (2015) No. 00119], and the land use is for industrial purposes, and the termination date of the land use right is September 1, 2054. Among them, Building B3 in Block B (hereinafter referred to as the “the targeted property”) has obtained the construction project planning permit [2019 GZ (C) JZ No. 0051], with a planned total construction area of 34,108.96 square meters, including a ground floor area of 28,552.85 square meters and an underground floor area of 5,556.11 square meters (subject to the final construction area recorded in Real Estate Ownership Certificate of the targeted property). Party A will carry out construction in accordance with the approved planning content and construction drawings. Party A undertakes that it has obtained all necessary approvals for the development and construction of Building B3 in Block B, including but not limited to construction project planning permit, construction land planning permit and certificate for the use of state-owned land.

3. After understanding the construction content of the targeted property and the access procedures of Zhongguancun Science Park Chaoyang Park, Party B is willing to settle in the park with its project that meets the access requirements of Zhongguancun Science Park Chaoyang Park and will perform the relevant approval procedures. Party B is willing to purchase the targeted property in accordance with the terms and conditions agreed in the Agreement; Party A agrees to sell the targeted property to Party B in accordance with the terms and conditions agreed in the Agreement.

4. Party C is an affiliate of Party B. Regarding the sale and purchase of the targeted property, Party A and Party C signed the Letter of Intent for the Cooperation on the B3 Project of Electronics Zone IT Industrial Park (hereinafter referred to as the “Letter of Intent”) on May 17, 2023. Party C has paid an earnest money of RMB 15,000,000.00 (in words: RMB Fifteen Million Only) to Party A in accordance with the Letter of Intent.

On the basis of equality, voluntariness, fairness and consensus, Party A and Party B have reached the following agreement on relevant cooperation matters in accordance with relevant laws, regulations, rules and normative documents:

Article 1. Targeted property

Party A hereby discloses to Party B and Party C that as of the Signing Date, the basic information of the targeted property is as follows:

1.1 Scope:

The property referred to in the Agreement is located at Building B3, Block B, Yard A-10, Jiuxianqiao North Road, Chaoyang District, Beijing. The building has 1 underground floor to 5 above-ground floors. The main building structure is a frame structure. The planned total construction area is 34,108.96 square meters, of which the above-ground construction area is 28,552.85 square meters and the underground construction area is 5,556.11 square meters (hereinafter referred to as the “estimated area”) (the aforementioned area is a provisional estimate, and the construction area recorded in the Real Estate Ownership Certificate of the targeted property shall prevail).

Party A warrants that there are no restrictions on the sale, lease, mortgage or seizure of the targeted property and its corresponding land use right.

Party A confirms that, except for the heating equipment and power supply boundary, there are no common facilities and equipment between the targeted property and other properties.

1.2 Confirmation of the area:

Both parties agree to confirm the area based on the estimated area, but the final construction area recorded in the Real Estate Ownership Certificate of the targeted property (hereinafter referred to as the “actual measured area”) shall prevail.

1.3 Delivery standard: see Appendix 2 Delivery Interface.

1.4 Development and construction progress: Party A has obtained the Certificate for the Use of State-owned Land, project approval documents, construction land planning permit, construction project planning permit and construction project construction permit. See Appendix 3 List of Development and Construction Procedures for the Targeted Property hereto for details. As of the Signing Date, the targeted property is under construction and has not yet been completed, and has not yet gone through the completion acceptance filing procedures and initial property registration procedures.

1.5 Property management: up to now, the property management services of the Electronics Zone IT Industrial Park are provided by Beijing Electronics Zone Property Management Co., Ltd. (hereinafter referred to as “the large property management company”). However, as of the Signing Date, Party A has not signed a property service contract with the large property management company for the Electronics Zone IT Industrial Park, and the property management services of each building in the park are signed by the owners/lessees of each building with the large property management company. The standard property management fee currently implemented by the large property management company (hereinafter referred to as “the large property management fee”) is RMB 36/square meter/year.

1.6 After Party B obtains the Real Estate Ownership Certificate of the targeted property in accordance with the Agreement, if Party B intends to transfer the targeted property to a third party, such third party shall meet the conditions stipulated by the government and Zhongguancun Science Park Chaoyang Park, and Party A and Party A’s successors shall have the pre-emptive right under the same conditions. Party A and its successors shall reply in writing within 20 working days from the date of receiving the written notice from Party B, otherwise Party A shall be deemed to have waived the pre-emptive right. For the avoidance of doubt, the same conditions refer to Party A and its successors shall exercise the pre-emptive right in accordance with all commercial conditions agreed by Party B with the third party (including but not limited to the payment amount, terms of payment and other obligations to be performed by the third party, etc.). If Party A and its successors exercise the pre-emptive right within the aforesaid period, Party A and its successors shall sign the relevant transaction documents with Party B under the same conditions within 20 working days, otherwise it shall also be deemed that Party A waives the pre-emptive right.

Article 2. Transaction price and payment progress

2.1 Purchase and sale

Based on the disclosures made by Party A in Article 1 hereof and the representations and warranties made in Article 5 hereof, the Parties agree that Party A will sell the targeted property to Party B in accordance with the process and conditions stipulated in the Agreement.

2.2 Calculation of the price

Both Parties confirm that the transaction price of the targeted property shall be determined as follows: total floor area above ground × unit price per square meter of RMB 28,811 + total floor area underground × unit price per square meter of RMB 4,205. For the avoidance of doubt, the Parties confirm that the total price of the property is the tax-inclusive price, including the value-added tax with a tax rate of 9%.

The relevant taxes and surcharges in the process of this transaction shall be borne by both Parties respectively according to the tax law and other relevant laws.

2.3 Price

Pursuant to Article 2.2 of the Agreement, based on the estimated area, the total price that Party B shall pay to Party A for the purchase of the targeted property is provisionally RMB 845,999,603.90 (in words: RMB Eight Hundred and Forty-five Million Nine Hundred and Ninety-nine Thousand Six Hundred and Three Yuan Nine Jiao Only) (hereinafter referred to as the “Estimated Total Price”), which is tax-inclusive price, of which the ex-tax price is RMB 776,146,425.60 (in words: RMB Seven Hundred and Seventy-six Million One Hundred and Forty-six Thousand Four Hundred and Twenty-five Yuan Six Jiao Only), and the tax is RMB 69,853,178.30 (in words: RMB Sixty-nine Million Eight Hundred and Fifty-three Thousand One Hundred and Seventy-eight Yuan Three Jiao Only).

After Party B obtains the Real Estate Ownership Certificate of the targeted property registered in its name, both Parties shall confirm the final total price (hereinafter referred to as the “final total price”) based on the total above-ground building area and the total underground building area of the building area contained in the Real Estate Ownership Certificate and in accordance with the calculation method agreed upon in the Agreement.

2.4 For the avoidance of doubt, the Parties confirm that the total price of the targeted property mentioned in Articles 2.2 and 2.3 hereof is tax-inclusive price, including all taxes payable by Party A hereunder, such as VAT with a tax rate of 9%. The Parties further confirm that the total price of the targeted property is all the expenses that Party B shall pay to Party A for the purchase of the targeted property pursuant to the Agreement (including but not limited to the completion of the development and construction of the target property by Party A in accordance with the Agreement, the delivery of the targeted property to Party B according to the standards agreed herein, and the transfer of the targeted property to Party B after the completion of the initial property registration), and Party B shall not be required to pay any other expenses to Party A in connection with the sale and purchase of the targeted property hereunder except as otherwise expressly provided in the Agreement.

2.5 Payment progress

Party B shall pay the price of the targeted property to Party A by installments, and the specific payment progress is as follows:

2.5.1 Down payment

Within 10 working days after all the following preconditions are fulfilled or waived in writing by Party B (whichever is later), Party B shall pay Party A 30% of the estimated total price of the targeted property as a down payment, i.e. RMB 253,799,881.17 (in words: RMB Two Hundred and Fifty-three Million Seven Hundred and Ninety-nine Thousand Eight Hundred and Eighty-one Yuan One Jiao Seven Fen Only):

(1) The Agreement has been signed and entered into force by the Parties;

(2) Party A (or the general contractor arranged by Party A) has insured the targeted property with an insurance amount of not less than RMB 119,000,000.00 (in words: One Hundred and Nineteen Million Only) and with Party A as the insurance beneficiary for all risks of construction projects (applicable to the case where the completion acceptance filing of the targeted property have not been completed); Or Party A has insured the targeted property with an insurance amount not less than the estimated total price of the targeted property and with Party B as the sole insurance beneficiary for all risks of property (applicable to the case where the completion acceptance filing of the targeted property has been completed), and such insurance is within the validity period;

(3) The targeted property does not have/is not involved in any undisclosed litigation, arbitration and other disputes or mortgage, seizure and other restrictions on rights;

(4) Party A has returned the earnest money of RMB 15,000,000.00 (in words: RMB Fifteen Million Only) paid by Party C in accordance with the Letter of Intent to Party C (without interest) (for the avoidance of doubt, Party A shall return the earnest money within 10 working days from the Signing Date).

2.5.2 Within 10 working days after all the following preconditions are fulfilled or waived in writing by Party B (whichever is later), Party B shall pay Party A 40% of the estimated total price of the targeted property, i.e. RMB 338,399,841.56 (in words: RMB Three Hundred and Thirty-eight Million Three Hundred and Ninety-nine Thousand Eight Hundred and Forty-one Yuan Five Jiao Six Fen Only):

(1) All the preconditions listed in Article 2.5.1 hereof are continuously met;

(2) The five-party acceptance of the targeted property has been completed (based on the date when the survey unit, design unit, supervision unit, construction unit and Party A jointly sign the completion acceptance document of the targeted property, the same below).

2.5.3 Within 10 working days after all the following preconditions are fulfilled or waived in writing by Party B (whichever is later), Party B shall pay Party A 25% of the estimated total price of the targeted property, i.e. RMB 211,499,900.98 (in words: RMB Two Hundred and Eleven Million Four Hundred and Ninety-nine Thousand Nine Hundred and Nine Jiao Eight Fen Only):

(1) All the preconditions listed in Article 2.5.2 hereof are continuously met;

(2) Party A has delivered the entire targeted property to Party B in accordance with Article 3.1 hereof.

2.5.4 Within 10 working days after all the following preconditions are fulfilled or waived in writing by Party B (whichever is later), Party B shall pay the remaining total price to Party A, which is the final total price of the targeted property minus the cumulative amount paid by Party B:

(1) All the preconditions listed in Article 2.5.3 hereof are continuously met;

(2) Party A has transferred the real estate ownership of the targeted property to Party B (subject to the Real Estate Ownership Certificate obtained by Party B for the targeted property as the only obligee).

2.6 Party A shall provide Party B with a formal and valid special VAT invoice of equal amount (the tax rate is 9%, and the invoice content is real estate * property purchase price) within 10 working days before each payment by Party B.

2.7 Party A’s payee account

Party B shall directly remit the transaction price of the targeted property hereunder to Party A’s account as follows:

Bank of deposit: China Construction Bank Beijing Electronics Zone Science and Technology Park Sub-branch

Account name: [******]

Account No.: [******]

Article 3. Delivery

3.1 Party A promises that for the construction of the targeted property, it shall complete the five-party acceptance before December 31, 2023, complete the filing of the completion acceptance of the targeted property before June 20, 2024 (subject to the date of issuance of the Completion and Acceptance Filing Sheet/Joint Acceptance Opinion Notice by the government department for the targeted property, the same below), and deliver the targeted property to Party B in full no later than 10 days after the completion of the filing of the completion acceptance of the targeted property in accordance with the following delivery conditions: it is unanimously agreed by the Parties that the targeted property shall be deemed to have met the delivery conditions after the targeted property has met the delivery standards as agreed in Appendix 2 to the Agreement and has completed the filing of the completion acceptance, and the targeted property and its ancillary facilities and equipment are all of qualified quality and do not have any major quality defects or safety hazards that affect the normal use of the targeted property, and comply with the requirements of the national and local laws, regulations, rules and relevant specifications.

3.1.1 Party A shall issue a written delivery notice to Party B within 3 working days after the targeted property meets the delivery conditions, and notify Party B to accept the property. After receiving the delivery notice from Party A, Party B shall complete the acceptance of the targeted property within 10 working days (hereinafter referred to as the “acceptance period”) in accordance with the delivery conditions stipulated in Article 3.1 hereof.

(1) If the targeted property is accepted by Party B as qualified, Party B shall accept the targeted property. At that time, Party A and Party B shall sign the Transfer Confirmation (the format is shown in Appendix 4 hereto). The date on which both parties sign the Transfer Confirmation (hereinafter referred to as the “Delivery Date”) shall be deemed as Party A’s fulfillment of its obligation to deliver the property.

(2) If the targeted property fails to pass the acceptance by Party B, Party B has the right to refuse to sign the Transfer Confirmation and require Party A to make rectification according to Party B’s opinions. After the rectification is completed, Party A shall notify Party B in writing again for acceptance according to this Article until Party B passes the acceptance. If the targeted property cannot be delivered to Party B as agreed herein, Party A shall bear the corresponding liability for breach of contract as stipulated in Article 6.2 hereof.

After Party A issues the delivery notice, if Party B refuses to take over the property or, at the expiration of the acceptance period, neither signs the Transfer Confirmation nor raises written objection and points out that the targeted property does not comply with national and local laws, regulations, rules, relevant specifications and the Agreement herein, or if, although Party B raises written objection, it is confirmed by the litigation judgment that the targeted property complies with national and local laws, regulations, rules, relevant specifications and the Agreement herein, then the 11th working day from the date of issuance of Party A’s delivery notice shall be deemed as the delivery date the targeted property, and Party A shall cooperate to immediately deliver the targeted property to Party B for use. However, unless the property has functional quality problems at the time of delivery that affect the normal use. Party B’s acceptance of the property does not affect Party A’s warranty obligation for the quality defects of the targeted property.

3.1.2 Both Parties agree that from the Delivery Date of the targeted property, the risk of damage or loss of the targeted property shall be transferred to Party B, and all expenses related to the targeted property such as property management fees, water and electricity charges, and premium shall be borne by Party B.

Moreover, from the Delivery Date of the targeted property, Party B shall obtain all the right to use, name and actual control of the targeted property, including but not limited to the right to set (or allow others to set) advertisements or signs on the facade of the targeted property under the premise of complying with relevant government regulations and the related right to income, and Party B shall go through the legal procedures with the relevant government departments in accordance with the legal process when exercising this right (if necessary). In this regard, Party A shall provide active cooperation (if necessary).

3.2 Both Parties agree that Party A shall hand over the following information/documents/items related to the targeted property to Party B within 30 working days after the Delivery Date (hereinafter referred to as the “Delivery Items”, for a detailed List of Delivered Items please refer to Appendix 6 List of Delivered Items hereto. For the avoidance of doubt, if Party A obtains any other information/documents/items that fall within the scope of the Deliverable Items listed in Article 3.2 after the signing of the Agreement, they shall be included in Appendix 6 and handed over to Party B in accordance with the Article):

3.2.1 A copy of all development and construction procedures and materials related to the targeted property (including but not limited to the documents listed in Appendix 3 hereto and the relevant materials and documents of the completion acceptance of the targeted property) affixed with Party A’s official seal;

3.2.2 Copies of information and documents related to fire protection, elevator, and other individual approval completion acceptance related to the targeted property, as well as copies of procedures related to the use of energy facilities and equipment such as water, electricity, gas, heat, air conditioning, etc. and safety equipment such as fire protection systems, elevators, etc. of the targeted property, and major and minor repairs (if any) and maintenance records (if any) for equipment already in operation, etc.;

3.2.3 A complete set of final as-built drawings, equipment list, copies of equipment instructions and electronic documents in PDF/Word/Excel format (if any) related to the targeted property;

3.2.4 Maintenance and supply contracts and other relevant documents related to the maintenance and supply of the targeted property and its ancillary facilities and equipment (copies shall be stamped with Party A’s official seal) as well as relevant maintenance records (if any);

3.2.5 Copies of other documents and materials related to the targeted property (with Party A’s official seal);

3.2.6 The key and other related items of the targeted property.

Party A shall, within 30 working days after meeting the conditions for handling the relevant change procedures, facilitate the replacement or new signing of the relevant maintenance and repair contract of the targeted property between the maintenance unit of the facilities and equipment related to the targeted property and Party B, and cooperate in changing the account name of the energy accounts of the targeted property, such as water, electricity, etc. to Party B (if any).

Article 4. Real Estate Ownership Certificate

4.1 Party A has fully disclosed and Party B fully understands that Party B needs to meet the access requirements of the Zhongguancun Science Park Chaoyang Park Management Committee (hereinafter referred to as the “Management Committee”) (see Appendix 5 Notice on Issues Concerning the Buyer’s Qualification of Completed Industrial Projects in Chaoyang District (CFF [2019] No. 40), hereinafter referred to as the “Access Requirements”). Party B can only go through the ownership transfer registration procedures for the targeted property after the qualification of buyers for industrial projects.

4.2 Party B will apply to the Management Committee for qualification of buyers for industrial projects in a timely manner, and provide relevant documents in a timely manner as required by the Management Committee. Party A shall actively assist Party B in completing the qualification of buyers for industrial projects.

4.3 Within 30 working days after Party B passes the buyer’s qualification in accordance with the Access Requirements of Zhongguancun Science Park Chaoyang Park, and the Zhongguancun Science Park Chaoyang Park Management Committee has issued relevant documents agreeing or approving the transfer of the real estate certificate of the targeted property and opened the online signing authority, Party A shall cooperate with Party B to complete the online signing filing procedures, and complete the relevant registration procedures for the transfer registration of real estate right of the targeted property to Party B’s name within 20 working days after the online signing filing is completed.

4.3.1 When handling the registration procedures for the transfer of real estate rights of the targeted property, both Parties shall go through the online signing and filing procedures in accordance with the standard text of Sales Contract for Ready-to-move-in Commercial Housing in Beijing (specifically subject to the requirements of the Real Estate Registration Management Department or relevant government departments). Both Parties agree that the relevant terms and content of the Sales Contract for Ready-to-move-in Commercial Housing in Beijing (hereinafter referred to as the “Online Signing Contract”) signed and filed at that time shall be consistent with the Agreement herein, and the Agreement herein shall prevail in case of any inconsistency.

4.3.2 When Party A handles the registration procedures for the transfer of the real estate ownership of the targeted property, Party B shall provide the materials required for the registration of the real estate ownership certificate of the targeted property in a timely manner, and pay all kinds of taxes and fees required to be paid by Party B.

If Party B fails to cooperate in signing the online contract, provide necessary materials or fails to pay the transfer taxes and fees payable by Party B in a timely manner, resulting in Party A being unable to complete the real estate transfer registration procedures for Party B on time, it shall not be deemed as a breach of contract by Party A.

The Parties unanimously agree to make every effort to complete the relevant registration procedures for the transfer registration of real estate right of the targeted property to Party B before June 30, 2026.

4.4 The tax and fee incurred in the process of handling the transfer registration of real estate right of the targeted property shall be borne by both Parties in accordance with the relevant provisions of the state.

4.5 Party A agrees to cooperate with Party B to complete the change procedures of the all risks of property of the targeted property within 5 working days after the transfer registration procedures of the real estate right of the targeted property are completed in accordance with the Agreement, and change the insured to Party B. For the avoidance of doubt, the Parties confirm that the premium of the all risks of property of the targeted property shall be borne by Party B from the Delivery Date of the targeted property. In case of any insurance claim matters regarding the targeted property, Party A shall actively cooperate with the application for insurance claim settlement, including providing relevant materials and information.

Article 5. Representations and warranties

5.1 Party A represents, warrants and undertakes to Party B and Party C as follows:

5.1.1 Party A is legally incorporated and validly existing, and has all necessary power and authorization to sign and perform the transactions hereunder.

5.1.2 Party A’s execution and performance of the Agreement and the completion of the transactions hereunder have been approved by Party A’s authority, and all necessary approvals and procedures have been completed by Party A, and are duly authorized. The Agreement, duly signed by the Parties, constitutes a valid and binding obligation on Party A, and Party A shall fully perform its obligations and responsibilities hereunder.

5.1.3 The execution and delivery of the Agreement by Party A and the performance of its obligations hereunder do not and will not violate any applicable law, Party A’s Articles of Association or any agreement to which it is a party. The Agreement constitutes a legal, valid and binding obligation of Party A.

5.1.4 Party A legally owns the ownership of the construction in progress of the targeted property and the land use right and interests of the land on which the targeted property is located, and there is no mortgage, seizure or other restrictions on such rights and interests.

5.1.5 The quality and development of the targeted property comply with laws and regulations and the approval and reply of relevant government authorities. Party A shall obtain all the necessary approvals and license documents for the development and construction of the targeted property in accordance with the relevant provisions of the State and Beijing, and Party A shall be liable to compensate for any loss caused to the targeted property and/or Party B due to the failure to obtain the aforesaid formalities or licenses in a timely manner.

5.1.6 As of the Signing Date, Party A has not received any notice of national confiscation or expropriation of all or part of the targeted property that is pending or may be carried out.

5.1.7 There is no written or oral agreement binding on Party B on the Signing Date between Party A and the owner or lessee of the properties adjacent or close to the targeted property.

5.1.8 The documents and information related to the targeted property disclosed by Party A to Party B are all true, accurate and not misleading, and no major information is omitted.

5.1.9 From the Signing Date, without the written consent of Party B and Party C, Party A shall not sign any contract, agreement, memorandum or other written documents with any third party regarding the targeted property, and ensure that the targeted property will not increase any encumbrance. If Party A violates the commitments in this Article, it shall be a material breach of contract. In addition to continuing to perform the Agreement, Party A shall compensate Party B or Party C for any losses caused to Party B or Party C.

5.2 Party B and Party C represent, warrant and undertake to Party A as follows:

5.2.1 Party B and Party C are legally established and validly existing, and have all necessary power and authorization to sign and perform the transactions hereunder.

5.2.2 The signing and performance of the Agreement and the completion of the transactions hereunder by Party B and Party C have been approved by their authorities, and all necessary approvals and procedures have been completed by Party B and Party C, and are duly authorized. The Agreement, duly signed by the Parties, shall constitute a valid and binding obligation for Party B and Party C, and Party B and Party C shall fully perform their obligations and responsibilities hereunder.

5.2.3 The execution and delivery of the Agreement by Party B and Party C and the performance of their obligations hereunder do not and will not violate any applicable law, their Articles of Association or any agreement to which they are a party. The Agreement constitutes the legal, valid and binding obligations of Party B and Party C.

5.2.4 Party B and Party C have the ability to fully perform each obligation hereunder, and there are no circumstances that may constitute a violation of relevant laws or may prevent them from performing their obligations hereunder.

5.2.5 Party B has the ability to pay the transaction price of the targeted property hereunder.

5.2.6 Party B is aware of the provisions of Zhongguancun Science Park Chaoyang Park on the qualification of buyers for industrial projects. Party B agrees to actively apply to the Management Committee and perform the relevant procedures for the qualification of buyers for industrial projects in accordance with the Access Requirements of Zhongguancun Science Park Chaoyang Park.

5.3 Party A’s special representations and warranties regarding the targeted property

5.3.1 According to the current government regulations, to the best of Party A’s knowledge, except for the qualification of buyers for industrial projects disclosed by Party A in Article 4.1, there are no other prohibitive or restrictive conditions or requirements for the purchase, sale and transfer of the targeted property and their corresponding land use right. Moreover, in view of the fact that Party B and Party C agree to move their industrial and commercial tax payment address to the targeted property, Party B does not have any matter that does not meet the Access Requirements of Zhongguancun Science Park Chaoyang Park or fails to complete the qualification of buyers for industrial projects according to Party A’s knowledge.

5.3.2 If Party B intends to transfer the targeted property to a third party, the third party shall meet the Access Requirements of Zhongguancun Science Park Chaoyang Park and pass the qualification of buyers for industrial projects of the Management Committee. Party A agrees to actively cooperate with the Management Committee and other relevant government departments in the approval of the buyer’s qualification.

5.3.3 Party A knows that after the targeted property is delivered to Party B as agreed in the Agreement, Party B will use the targeted property for its own office or rent/sub-lease/borrow it to a third party for office use. If Party B (or the entity designated by Party B) decorates and transforms the targeted property for office use, Party A shall (and shall promote the large property management company) actively cooperate and facilitate the approval and acceptance procedures of the decoration and transformation of the targeted property.

5.3.4 Party A undertakes that Party A has paid all the due amount of the land use right for the land on which the targeted property is located in full and on time (including but not limited to land transfer fees, deed tax, stamp tax, urban infrastructure supporting fees, urban land use tax and other related taxes) in accordance with the law, and there is no default in the payment process. Party A further promises that after the completion acceptance and actual measurement of the targeted property, Party A shall promptly complete the settlement procedures of land transfer fees with the Natural Resources Competent Department in accordance with the completed actual measured area of the targeted property and pay the additional land transfer fee and related taxes (if any) in full and on time. If the real estate right of the targeted property fails to be transferred and registered to Party B within the time limit agreed herein due to Party A’s delay in handling the above settlement and payment (if any), Party A shall bear the corresponding liability for breach of contract in accordance with Article 6.2 hereof.

5.3.5 Party A confirms that the land acquisition, demolition, relocation, resettlement, compensation and other related matters of the targeted property have been properly completed, and there are no demolition leftovers, disputes or problems.

5.3.6 Party A guarantees that it will complete all requisition and transfer work for the relevant substitute land (including but not limited to substitute roads and substitute green land) of the Electronics Zone IT Industrial Park where the targeted property is located on time, and such substitute land will not cause any obstacles or adverse effects on the delivery and transfer of the targeted property under the Agreement. If the targeted property cannot be delivered or transferred to Party B within the time limit agreed in the Agreement due to such substitute land, Party A shall bear the corresponding liability for breach of contract in accordance with Article 6.2 hereof.

5.3.7 Party A guarantees that if the construction of the targeted property is not started or completed within the time limit agreed in the Contract on Transfer of the Right to Use State-owned Land, or if the construction of the targeted property has not undergone archaeological investigation and exploration, resulting in losses to the targeted property and/or Party B, Party A shall be liable for compensation to Party B.

5.3.8 Party A guarantees that Party A has performed all contracts related to the targeted property (including but not limited to the general contract of the targeted property and all other engineering and construction contracts, etc.) in accordance with the provisions of the relevant contracts. If Party B suffers losses due to any breach of contract by Party A under such relevant contracts, Party A shall be liable for compensation to Party B.

5.3.9 Party A agrees that Party B (or the party designated by Party B) can hang signs on the facade of the targeted property, and actively assist Party B in completing the relevant approval and filing procedures.

5.3.10 Party A undertakes that the targeted property can be used as the registered address for industrial and commercial registration. Party A further promises that, upon the expiration of 10 months from the delivery date of the targeted property, Party A shall, within 20 working days after Party B has provided the Management Committee with the complete information required for the approval of the registered address, facilitate the Management Committee to approve and agree that Party B (and the affiliated parties designated by Party B, the same below) uses the address of the targeted property as the industrial and commercial registration address, and complete the registration procedures for the industrial and commercial registered address for Party B. If Party A fails to complete the above matters within the aforesaid period, Party A shall pay Party B liquidated damages of RMB 500,000.00 (in words: RMB Five Hundred Thousand Only) and Party A shall provide Party B with other industrial and commercial registration addresses that meet Party B’s requirements and complete the registration procedures for Party B within the time limit specified by Party B, until Party A completes the registration procedures for Party B with the targeted property as the industrial and commercial registration address.

Article 6. Liability for breach of contract

6.1 Principles

The Parties hereto shall enjoy and perform their rights and obligations hereunder in good faith. If the Parties hereto violate the representations and warranties made in the Agreement, the breaching party shall bear the liability for breach of contract, pay liquidated damages to the non-breaching party, and compensate the non-breaching party for all losses suffered thereby. If there is a clear agreement on the amount or calculation method of liquidated damages in the agreement, it shall be implemented in accordance with the specific agreement. If the Parties breaches the contract, they shall bear the responsibility respectively according to the degree of fault or the degree of responsibility. If either Party breaches the contract, the non-breaching party has the right to require the breaching party to make corrections, and the legal liabilities arising therefrom shall be borne by the breaching party.

6.1.1 Except for exercising the unilateral right of termination as agreed herein, neither Party shall terminate the Agreement without reason. If either Party terminates the Agreement other than for the matters agreed herein, and the other Party agrees to terminate, the terminating party shall pay the non-breaching party liquidated damages equivalent to 10% of the estimated total price of the targeted property hereof.

6.1.2 If either party breaches the Agreement and is required to return the payment and/or pay the liquidated damages or compensation to the other party according to the Agreement, the breaching party shall return the payment as agreed and pay the liquidated damages and compensation within 30 days from the date when the non-breaching party sends a written notice to the breaching party; otherwise, from the date when the liquidated damages and compensation shall be paid to the date when the liquidated damages and compensation are actually paid in full, the breaching party shall pay the non-breaching party liquidated damages at 0.05% of the overdue payment on a daily basis.

6.2 Party A’s liability for breach of contract

If Party A fails to perform its obligations as agreed herein, it shall be handled in the following ways:

6.2.1 If Party A fails to (i) complete the five-party acceptance of the targeted property, or (ii) file the completion acceptance of the targeted property, or (iii) deliver the purchased targeted property to Party B at the agreed time due to Party A’s fault, Party A shall pay Party B liquidated damages at 0.05% of the price paid by Party B for each day of delay. If the overdue period exceeds 90 days, Party B shall have the right to terminate the Agreement.

6.2.2 If Party A, due to its fault, fails to complete the online signing and filing procedures or the Real Estate Ownership Certificate of the targeted property within the agreed time, Party A shall pay Party B liquidated damages at 0.05% of the price paid by Party B for each day of delay. If the overdue period exceeds 90 days, Party B shall have the right to terminate the Agreement.

6.2.3 If Party A fails to return earnest money under the Letter of Intent to Party C as agreed in the Agreement due to Party A’s fault, Party A shall pay Party C liquidated damages at 0.05% of earnest money for each day of delay. If it is overdue for more than 90 days, Party C has the right to terminate the Agreement. If Party C terminates the Agreement, Party A shall refund all the earnest money and pay Party C liquidated damages at 10% of the estimated total price of the targeted property within 10 days from the date of receiving the notice of termination of the Agreement from Party C.

6.2.4 If Party B or Party C terminates the Agreement pursuant to Article 6.2, Party A shall, within 30 days from the date of receipt of the termination notice, (a) return the price of the targeted property already received; and (b) if the targeted property has been renovated, compensate Party B for the renovation loss according to the lower value of the present value of the renovation and the residual value of the renovation; and (c) pay Party B liquidated damages at 10% of the estimated total price of the targeted property; and (d) compensate Party B for other losses. In case of delay, Party A shall pay liquidated damages at 0.05% of the total amount of the outstanding payment payable to Party B for each day of delay from the 31st day after receiving the notice of termination.

Party B shall return the targeted property to Party A within 30 days from the date of receipt of the above-mentioned payment. In case of delay, Party B shall pay the property occupancy charge to Party A at the price of RMB 5 per square meter per day on the 31st day from the date of receipt of the above-mentioned payment.

6.3 Party B’s liability for breach of contract

If Party B fails to perform its obligations as agreed herein, it shall be handled in the following ways:

6.3.1 If Party B fails to pay any amount in accordance with Article 2.5 hereof due to Party B’s fault, Party B shall pay Party A liquidated damages at 0.05% of the overdue payment for each day of delay. If the overdue period exceeds 90 days, Party A shall have the right to terminate the Agreement.

If Party A terminates the Agreement in accordance with this Article, Party B shall (a) pay Party A liquidated damages at 10% of the estimated total price of the targeted property within 30 days from the date of receiving the termination notice; and (b) return the targeted property to Party A; and (c) pay Party A a property occupancy charge of RMB 5 per square meter of the building per day from the date of delivery of the property to the date of actual return of the property. In case of delay, Party B shall pay Party A liquidated damages at 0.05% of the total amount of the outstanding payment payable for each day of delay from the 31st day after receiving the notice of termination of the Agreement.

Party A shall refund all payments made by Party B within 30 days from the date on which Party B completes all the above obligations. If Party B has not paid Party A within the 31st day after receiving the notice of termination of the Agreement, Party A has the right to deduct the aforementioned liquidated damage and the property occupancy charge from the amount to be returned to Party B. If Party A fails to refund all payments made by Party B within 30 days from the date Party B completes all the above obligations, Party A shall pay Party B liquidated damages at 0.05% of the refundable amount starting from the 31st day.

6.4 Any liquidated damage, compensation or late payment fee (if any) paid by Party B to Party A under the Agreement belongs to the additional charges of the real estate transaction under the Agreement. After Party B pays the relevant fees to Party A, Party A shall provide a valid VAT invoice of the same amount within 10 working days. If Party A fails to provide invoices within the aforesaid agreed time limit, it shall compensate Party B for the tax losses arising therefrom.

Article 7. Termination or dissolution of the Agreement

7.1 The Agreement shall be terminated or dissolved in any of the following circumstances:

(1) It may be terminated in advance after a new written agreement is reached by the Parties through consultation;

(2) The Agreement shall be automatically terminated after the Parties have performed it;

(3) If either Party loses its legal subject status due to bankruptcy, closure, revocation of business license, etc., the other Parties have the right to immediately notify in writing to terminate the Agreement;

(4) Other circumstances under which the Agreement is terminated or dissolved as agreed by laws, regulations or the Agreement.

7.2 If a Party terminates or dissolves the Agreement in accordance with Article 7.1, it shall send the other Parties a written notice of termination or dissolution of the Agreement, and the Agreement shall be terminated or dissolved from the date when the other Parties receive the written notice.

7.3 As of the signing date of the Agreement, the Management Committee and relevant government authorities’ conditions for admission to the Park and the qualification examination of the Buyer for the targeted property are as follows: (1) Party B and its affiliated parties settled in Zhongguancun Science Park Chaoyang Park are mainly engaged in the business of holding and leasing non-residential properties and Internet information services, which are in line with the industrial development plan and industrial access catalog of the National Independent Innovation Demonstration Zone of the State, Beijing Municipality and Zhongguancun, and in line with the industrial function positioning of Zhongguancun Chaoyang Park. (2) After Party B obtains the Real Estate Ownership Certificate of the targeted property, the total annual average tax payment (calculated according to the floor area) of Party B and its affiliated parties settled in Zhongguancun Science Park Chaoyang Park shall not be less than RMB 40 million/10,000 square meters, and the annual tax payment per capita shall not be less than RMB 50,000/person (calculated according to the number of employees of the enterprise). (3) Party B shall promise to complete the registration of business license and tax registration for its settlement in Chaoyang Park according to the construction site of the targeted property within 3 months after obtaining the Property Ownership Certificate of the targeted property.

The Parties agree that if Party B fails to pass the buyer’s qualification examination by June 30, 2026 due to the request of the Management Committee or other relevant government authorities to change the above-mentioned entry conditions or proposing new entry conditions or other reasons not attributable to Party B, Party B has the right to terminate the Agreement, and the Parties shall not bear any liability for breach of contract or compensation. At that time, the Parties shall cooperate with each other to handle the refund of the payment made by Party B and the return of the targeted property in a timely manner.

Article 8. Confidentiality

8.1 Unless otherwise provided in the Agreement, laws and regulations, and stock exchanges, at any time after the signing of the Agreement, either Party shall maintain the confidentiality of the following information (confidential information) obtained in the process of negotiating, signing and performing the Agreement, and shall not disclose such information to any third party or use such information for purposes other than the Agreement without the prior written consent of the other Parties (except for the disclosure made by a Party to its employees, officers, representatives or agents, professional consultants or other affiliates or related persons for the purpose of this transaction):

(1) Information related to the negotiation of the Agreement;

(2) Information related to the transactions and terms hereunder;

(3) Information related to the Parties hereto and their affiliates.

8.2 Either party shall urge its respective employees, managers, representatives or agents, professional consultants or other affiliates or related persons to abide by the duty of confidentiality stipulated in Article 8.1 of the Agreement, and shall restrict the relevant personnel from using the confidential information to engage in business activities unrelated to the Agreement.

8.3 The duty of confidentiality stipulated in this Article shall not apply to the following circumstances:

(1) The relevant information has been known to the public before being disclosed by a Party;

(2) The disclosure or use of the relevant information is based on the mandatory provisions of applicable laws or the requirements of the court or the regulations of the securities regulatory authority;

(3) The disclosure or use of the relevant information has obtained the prior written consent of the other Party;

(4) Disclosure by either Party to its investors, lenders or other partners;

(5) Announcements or disclosures made in accordance with the Agreement or for the purpose of completing the transactions hereunder (including the publicity of the trading system).

8.4 The duty of confidentiality hereunder shall survive the termination of the Agreement.

Article 9. Force majeure

9.1 Force majeure refers to unforeseeable, unavoidable and insurmountable objective circumstances, including natural disasters such as floods, earthquakes, fires, etc.; matters that cause the Agreement to be unable to be performed due to the promulgation of new laws and regulations, rules and policies, administrative measures, administrative actions of the government, etc. by the government authorities.

9.2 After the occurrence of force majeure, the affected Party shall immediately notify the other Parties of the occurrence of force majeure, and issue a certificate from the relevant authority in the area where the accident occurred within 14 days after the occurrence of force majeure. After the above situation occurs, the Parties shall strive to take necessary measures and cooperate closely to reduce the impact of force majeure. The other Parties shall be notified immediately after the impact of force majeure is eliminated.

9.3 If either Party is unable to perform the Agreement due to force majeure, the Parties shall negotiate amicably on the solution according to the impact of force majeure.

Article 10. Integrity and self-discipline

10.1 The Parties shall educate and urge their relevant staff to consciously abide by the national laws and regulations and the Agreement, and consciously abide by the relevant national laws and regulations, their respective business management and relevant provisions on integrity and self-discipline in the process of contracting, performing the Agreement, and subsequent business interactions.

10.2 The personnel of the Parties shall maintain normal business contacts, and shall not have any form of behavior that may materially affect the fair and impartial performance of the contract or damage the interests of a Party or both parties, as well as various forms of behavior to seek personal improper benefits or transfer benefits.

10.3 If either Party finds that the other Party’s staff violates the integrity and self-discipline, it shall report to the other Party (Party A’s tip-off hotline: 010-58833646; Party B and Party C’s tip-off hotline: 010-57310609), and the discovering Party has the right to investigate the other Party’s liability for breach of contract.

10.4 If a Party finds that the other Party has indeed violated this Article, it may claim liquidated damages and losses caused thereby from the other Party in accordance with the liability for breach of contract hereof; If they are suspected of committing a crime, they shall be sued and investigated for criminal responsibility to the relevant authorities according to laws.

Article 11. Effectiveness and text of the Agreement

11.1 The Agreement shall come into force as of the date when the legal representatives or authorized representatives of the Parties sign or seal and affix the official seal or special seal for contract.

11.2 The Agreement is made in six copies, with each Party holding two copies, and each copy has the same legal effect.

11.3 In case of any conflict between the Agreement and the mandatory provisions of national laws and administrative regulations, the latter shall prevail.

Article 12. Dispute resolution

12.1 In case of any dispute between the Parties, they shall first settle it through friendly negotiation. If the negotiation fails, the dispute shall be submitted to the people’s court with jurisdiction in the place where the targeted property is located for litigation.

Article 13. Appendices to the Agreement

Appendix 1: Business license of the Parties

Appendix 2: Delivery Interface

Appendix 3: List of Development and Construction Procedures for the Targeted Property

Appendix 4: Transfer Confirmation

Appendix 5: Notice on Issues Concerning the Buyer’s Qualification of Completed Industrial Projects in Chaoyang District (CFF [2019] No. 40)

Appendix 6: List of Delivered Items

(No text below)

(This page is intentionally left blank for signature of the Cooperation Agreement for Project of Building B3, Block B, Electronics Zone IT Industrial Park)

Party A: Beijing Electronics Zone Co., Ltd.

By:	/s/ Beijing Electronics Zone Co., Ltd.
(Seal of Beijing Electronics Zone Co., Ltd.)

Legal (authorized) representative: /s/ ZHAO Ying

Party B: Beijing Leguanxing Information Technology Co., Ltd.

By:	/s/ Beijing Leguanxing Information Technology Co., Ltd.
(Seal of Beijing Leguanxing Information Technology Co., Ltd.)

Legal (authorized) representative: /s/ ZHANG Sichuan

Party C: Beijing Momo Information Technology Co., Ltd.

By:	/s/ Beijing Momo Information Technology Co., Ltd.
(Seal of Beijing Momo Information Technology Co., Ltd.)

Legal (authorized) representative: /s/ TANG Yan

Appendix 1: Business license of the Parties

Appendix 3: List of Development and Construction Procedures for the Targeted Property

Appendix 4: Transfer Confirmation

Appendix 5: Notice on Issues Concerning the Buyer’s Qualification of Completed Industrial Projects in Chaoyang District (CFF [2019] No. 40)